Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited first quarter 2024 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

●	Statistics for April 2024 have not been finalized and are preliminary.
●	There are 22.0 workdays in April 2024, and there were 19.5 workdays in April 2023.
●	There will be 64.0 workdays in 2Q’24, and there were 63.5 workdays in 2Q’23.

Asset-Based Operating Segment

●	Average price increase on contract renewals and deferred pricing agreements negotiated during 1Q’24: +5.3%

Year-over-Year Business Trends

	January 2024	February 2024	March 2024	April 2024

Billed Revenue/Day(1)	-7.3%	-2.8%	-0.8%	-4%
Total Tons/Day	-18.0%	-13.9%	-17.9%	-22%
Total Shipments/Day	-9.4%	-4.4%	-4.3%	-7%
Total Billed Revenue/CWT	+12.9%	+12.9%	+20.9%	+24%
Total Billed Revenue/Shipment	+2.3%	+1.7%	+3.7%	+4%
Total Weight/Shipment	-9.5%	-9.9%	-14.3%	-16%

1)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

Despite the continued soft freight environment, daily core shipments and tonnage for April have increased on a year-over-year basis by approximately 13% and 9%, respectively. The decrease in total daily shipments and tonnage is due to price increases on transactional LTL business, which results in lower volume and weight. The increase in revenue per hundredweight was driven by higher prices on our transactional business and a mix shift toward our growing core business at higher revenue per hundredweight. We continue our measured approach to mix management, to optimize our operating income daily, based on capacity availability and demand.

The average sequential change in the Asset-Based operating ratio from the first quarter to the second quarter over the last four years has been an improvement of approximately 200-300 basis points.

Asset-Light Operating Segment

Year-over-Year Business Trends

	January 2024	February 2024	March 2024	April 2024

Revenue/Day (Year-over-Year)	-15.0%	-10.3%	-0.8%	-7%
Shipments/Day (Year-over-Year)	+11.0%	+12.5%	+17.8%	+10%
Revenue/Shipment (Year-over-Year)	-23.5%	-20.2%	-15.7%	-18%
Purchased Transportation Expense as a % of Revenue	88.9%	86.0%	85.6%	85%

April year-over-year revenue levels are down, despite an increase in shipments, due to a lower average revenue per shipment as a result of the soft market and growth in our Managed business with smaller shipment sizes. Purchased transportation expense as a percentage of revenue has improved in recent months, following the January increase where we saw higher prices after the holiday season and during several winter storms.

Additional Detailed Information

Consolidated Capital Expenditures 2024 Projected

●	Total Net Capital Expenditures, including financed equipment: $325 million to $375 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $155 million
●	Includes real estate expenditures of $130 million
●	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements.
●	Depreciation and amortization costs on property, plant and equipment: approximately $142 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $13 million

Share Repurchase Program

●	Based on repurchases settled through Monday, April 29, 2024, $110.5 million remains available under the current repurchase authorization for future common stock purchases.

MoLo Contingent Earnout Consideration

●	As previously disclosed, contingent earnout consideration for the MoLo acquisition will be paid based on achievement of certain targets of adjusted earnings before interest, taxes, depreciation, and amortization, as adjusted for certain items pursuant to the merger agreement, for years 2023 through 2025. The liability for contingent earnout consideration is remeasured at fair value each quarter, and any change in fair value as a result of the recurring quarterly assessment is recognized in operating income. Factors impacting the fair value of the contingent earnout consideration include actual and forecasted operating results of MoLo, market volatility and discount rate considerations (including interest rates and other market factors). No consideration was paid for year 2023 because the earnout target was not achieved.

Tax Rate

●	ArcBest’s first quarter 2024 effective GAAP tax rate for continuing operations was -37.7%. The negative effective GAAP tax rate resulted from a tax benefit calculated on pretax loss for the first quarter of 2024. The pretax loss was associated with the impairment charge to write off our equity investment in Phantom Auto. The “Effective Tax Rate Reconciliation” table of ArcBest’s first quarter 2024 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates. The effective non-GAAP tax rate for first quarter 2024 was 25.3%. Under the current tax laws, we expect our full year 2024 non-GAAP tax rate for continuing operations to be in a range of 26% to 27%. The effective tax rate may be impacted by discrete items that could occur throughout the year.

Asset-Based Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2024 through 2027, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $6 million - $6.5 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided. If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

●	The “Other and eliminations” line includes expenses related to shared services to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services.
●	It also includes innovative technology costs related to our freight handling pilot program with third-party customers and human-centered remote and automated operations, which are typically disclosed as a non-GAAP reconciling item.
●	Projected amounts for second quarter and full year 2024, and actual amounts for second quarter and full year 2023, are included below.

	Three Months Ended		Year Ended
	June 30		December 31
	2024	2023	2024	2023

	(in millions)
Innovative technology costs, pre-tax (incl. financing costs)	$8	$6	$30	$31
Operating loss, excl. innovative technology costs, pre-tax	$(6)	$(8)	$(25)	$(23)

Other Income (Costs) on the Consolidated Statements of Operations

●	Other income and costs include separate lines for interest income and interest expense.
●	The “Other, net” line primarily includes changes in cash surrender value of life insurance, and the $28.7 million, pre-tax, noncash impairment charge to write off our equity investment in Phantom Auto, a provider of human-centered remote operation software, which ceased operations during first quarter 2024.
●	The changes in cash surrender value of life insurance and the equity investment impairment charge are typically disclosed as non-GAAP reconciling items.
●	As such, the non-GAAP amounts for “Other, net” are expected to be minimal.
●	Projected amounts for second quarter and full year 2024, and actual amounts for second quarter and full year 2023, are included below.

	Three Months Ended		Year Ended
	June 30		December 31
	2024	2023	2024	2023

	(in millions)
Interest and dividend income	$2	$4	$10	$15
Interest and other related financing costs	$(2)	$(2)	$(11)	$(9)
Other, net, excluding non-GAAP reconciling items	$—	$—	$(1)	$—

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: the effects of a widespread outbreak of an illness or disease or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including, but not limited to, acts of war or terrorism, or military conflicts; data privacy breaches, cybersecurity incidents, and/or failures of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize the potential benefits associated with, new or enhanced technology or processes, including our customer pilot offering of Vaux; the loss or reduction of business from large customers or an overall reduction in our customer base; the timing and performance of growth initiatives and the ability to manage our cost structure; the cost, integration, and performance of any recent or future acquisitions and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; unsolicited takeover proposals, proxy contests, and other proposals/actions by activist investors; maintaining our corporate reputation and intellectual property rights; nationwide or global disruption in the supply chain resulting in increased volatility in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of equipment, including new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and upskill employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner-operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; our ability to generate sufficient cash from operations to support significant ongoing capital expenditure requirements and other business initiatives; self-insurance claims, insurance premium costs, and loss of our ability to self-insure; potential impairment of long-lived assets and goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; increasing costs due to inflation and higher interest rates; seasonal fluctuations, adverse weather conditions, natural disasters, and climate change; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from those expressed in these forward-looking statements, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.